Exhibit 99.2
Marathon Oil Closes Acquisition of Northern Delaware Acreage and
Sale of Canadian Business
Completes Latest Strategic Portfolio Shift to U.S. Resource Plays

HOUSTON, June 1, 2017 - Marathon Oil Corporation (NYSE: MRO) announced today it has closed the acquisition of approximately 21,000 net surface acres in the Northern Delaware basin of New Mexico from Black Mountain Oil & Gas and other private sellers for $700 million, excluding closing adjustments. The effective date of this transaction is March 1, 2017. Combined with the acquisition from BC Operating, which closed May 1, Marathon Oil’s total position in the Permian Basin is 91,000 net surface acres.

On May 31, the Company closed on the sale of its Canadian subsidiary to Shell and Canadian Natural Resources Limited for a total transaction value of $2.5 billion in cash, excluding closing adjustments. Marathon Oil received proceeds of approximately $1.75 billion, with the remaining proceeds to be paid in first quarter 2018. The effective date of the transaction is Jan. 1, 2017. The Canadian sale includes the Company’s 20 percent non-operated interest in the Athabasca Oil Sands Project (AOSP).

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This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements regarding the payment of the remaining proceeds, are forward-looking statements. While the Company believes its assumptions concerning future events are reasonable, certain factors could cause actual results to differ from those projected. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact
Lee Warren: 713-296-4103

Investor Relations Contact
Zach Dailey: 713-296-4140